Exhibit 99.1

cbdMD, Inc. Suspends Monthly Dividend Payment on its

Series A Cumulative Convertible Preferred Stock

August 22, 2023, Charlotte, NC, cbdMD, Inc. (NYSE American: YCBD, YCBDpA today announced that its Board of Directors has suspended the monthly cash dividend payment on the Company’s 8.0% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) beginning with the month ending August 31, 2023, as the Company conserves cash in order to continue its efforts to increase sales, develop additional products, continue research and development and attempt to achieve profitability. The dividends on the Company’s Series A Preferred Stock have been suspended until such time as the Board of Directors deem that the Company has sufficient working capital to restore the payment of the dividends.

Under the terms of the Series A Preferred Stock any unpaid dividends, including the unpaid dividends for the month ending August 31, 2023 and any future unpaid dividends, will accumulate. Whenever dividends on any shares of Series A Preferred Stock have not been declared and paid for the equivalent of 12 or more monthly dividend periods, whether or not for consecutive months, the authorized number of directors on the Company’s Board of Directors shall, at the next annual meeting of shareholders or at a special meeting of shareholders, automatically be increased by two and holders of shares of Series A Preferred Stock, voting together as a single class, shall be entitled to vote for the election of a total of two additional members of the Board of Directors.

The suspension of the monthly dividends does not affect the listing on the NYSE American of the Series A Preferred Stock and the Series A Preferred Stock will continue to be listed and traded on the NYSE American, subject to the Company’s continued compliance with the NYSE American’s listing standards. However, the suspension may impact our ability to raise capital under a Registration Statement on Form S-3.

The board of the Company has recently adopted resolutions to amend the Company’s Certificate of Designation (the “Series A Certificate of Designation”) for the Series A Preferred Stock to provide that each share of Series A Preferred will be automatically converted into three shares of common stock (the “Series A Amendment”). The Company is holding a special meeting of its shareholders to vote on the Series A Amendment on September 22, 2023. The Series A Amendment requires: (1) the affirmative vote of a majority of the shares of the Company’s common stock present, either in person or represented by proxy, and entitled to vote at the special meeting and (2) the affirmative vote or consent of the holders of at least two-third (2/3) of the Company’s outstanding shares of Series A Preferred. In the event the Series A Amendment is approved, holders of the Series A Preferred would receive three shares of common stock for each share of Series A Preferred and no longer own any Series A Preferred Stock, or hold any of the rights and preferences of the Series A Preferred or be entitled to any accrued dividend payments, if any.

The Series A Preferred Stock is listed on the NYSE American and trades under the ticker symbol “YCBD.pA.”

About cbdMD, Inc.

cbdMD, Inc. is one of the leading and most highly trusted and most recognized cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1 CBD products as well as our new Full Spectrum products. Our cbdMD brand currently includes high-grade, premium CBD products including CBD tinctures, CBD gummies, CBD topicals, CBD capsules, CBD bath bombs, CBD sleep aids and CBD drink mixes and an array of Farm Act compliant Delta 9 products. Our Paw CBD brand of pet products includes veterinarian-formulated products including tinctures, chews, topicals products in varying strengths, and our CBD Botanicals brand of beauty and skincare products including facial oil and serum, toners, moisturizers, clear skin, facial masks, exfoliants and body care. To learn more about cbdMD and our comprehensive line of U.S. grown, THC-free1 CBD oil and Full Spectrum products, please visit www.cbdmd.com, follow cbdMD on Instagram and Facebook, or visit one of the thousands of retail outlets that carry cbdMD’s products.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified using words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict. You are urged to carefully review and consider any cautionary statements, including but not limited to expectations on our ability to continue as a going concern, increasing our revenues, cost reductions, need for additional working capital, future profitability, the likelihood of the approval of the Series A Amendment and other disclosures, including the statements made under the heading "Risk Factors" in cbdMD, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 as filed with the Securities and Exchange Commission (the "SEC") on December 15, 2022 and as amended on December 20, 2022 and May 3, 2023 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of cbdMD, Inc. and are difficult to predict. cbdMD, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on our websites and our social media platforms, including, but not limited to, Instagram and Facebook, is not part of this press release.

1 THC-free is defined as below the level of detection using validated scientific analytical methods.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute a solicitation of a proxy, consent or authorization with respect to the amendment proposal. This communication may be deemed to be solicitation material in respect of the proposed amendment to cbdMD, Inc.’s Series A preferred stock designation. In connection with the proposed amendment, the Company had filed with the SEC and mailed to shareholders a definitive proxy statement in connection with the solicitation of proxies for its special meeting, and the Company may file other documents with the SEC regarding the proposed amendment. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED AMENDMENT.

Contacts:

cbdMD, Inc.
Ronan Kennedy
Interim Chief Executive Officer and Chief Financial Officer
IR@cbdmd.com
(704) 445-3064